   UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 16, 2012

GENTEX CORPORATION

(Exact name of registrant as specified in its charter)

Michigan

	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street

Zeeland, Michigan		49464

(Address of principal executive office)

		(Zip Code)

Registrant's telephone number, including area code:  (616) 772-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        Gentex Corporation (the "Company") has announced that Bruce Los was appointed as Senior Vice President effective February 16, 2012.  Mr. Los was formerly Vice President, Human Resources, a position he held since December 2003.  As part of this promotion, the Compensation Committee of the Board of Directors set Mr. Los' annual salary at $199,992.  He will remain eligible for a profit sharing bonus and a discretionary bonus, which are also available to all salaried employees and officers generally and which, in operation, provide for the same method of allocation of benefits between management and non-managed participants.  In addition, Mr. Los will receive a 13,310 share stock option grant and a restricted stock grant of 7,380 shares, under the Company's shareholder approved Employee Stock Option Plan and Second Restricted Stock Plan, respectively, with such grants being made at the Compensation Committee meeting following Mr. Los' next performance review date (in accordance with Company policies and procedures), as well as use of a Company car.  Mr. Los also entered into the Company's standard form Indemnity Agreement effective February 16, 2012, in connection with his appointment.  Under this form Indemnity Agreement, the Company agrees to indemnify each of its directors and certain officers that are parties to such an agreement for certain costs, expenses, and other monetary liabilities in the event such parties were, are, or become a party to or witness or other participant in any action, claim, suit, or proceeding by reason of the fact that such director or officer is or was an agent of the Company.  The description in this Item 5.02 of the terms of the Indemnity Agreement is qualified in its entirety by reference to the full form thereof included as Exhibit 10(e) to the Company's Report on Form 10-Q dated October 31, 2002, and the same is incorporated herein by reference.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 20, 2012	GENTEX CORPORATION
(Registrant)

	By:	/s/ Fred Bauer
Fred Bauer
Chief Executive Officer